Exhibit (a)(5)(D)

Joel E. Elkins (SBN 256020) jelkins@weisslawllp.com WEISSLAW LLP 9107 Wilshire Blvd., Suite 450 Beverly Hills, CA 90210 Telephone: 310/208-2800 Facsimile: 310/209-2348 Attorneys for Plaintiff SUPERIOR COURT OF THE STATE OF CALIFORNIA COUNTY OF LOS ANGELES ALAN KACHELMYER, individually and on) Case No. behalf of all others similarly situated,))) CLASS ACTION Plaintiff,)) COMPLAINT FOR BREACH v.) OF FIDUCIARY DUTIES) MRV COMMUNICATIONS, INC.,) MARK J. BONNEY, KENNETH H. TRAUB,) JURY TRIAL DEMANDED ROBERT M. PONS, BRIAN BELLINGER,) JEANNIE H. DIEFENDERFER, JEFFREY) TUDER, ADVA OPTICAL NETWORKING SE,) ADVA NA HOLDINGS, INC., GOLDEN) ACQUISITION CORPORATION, and DOES 1-) 25, inclusive,)) Defendants))) COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

Plaintiff Alan Kachelmyer (“Plaintiff”), on behalf of himself and all others similarly situated, after an examination and inquiry conducted by and through his counsel, alleges the following for his Complaint: NATURE AND SUMMARY OF THE ACTION 1. This is a stockholder class action brought by Plaintiff on behalf of himself and all other public stockholders of MRV Communications, Inc. (“MRV” or the “Company”) against the members of MRV’s Board of Directors (the “Board” or “Individual Defendants”), ADVA Optical Networking SE (“ADVA SE”), ADVA SE’s wholly-owned subsidiary ADVA NA Holdings, Inc. (“Parent”) and Parent’s wholly-owned subsidiary, Golden Acquisition Corporation (“Merger Sub” and together with ADVA SE and Parent, “ADVA”), for breaches of fiduciary duty and/or the aiding and abetting of such breaches of fiduciary duty arising out of the proposed sale of MRV to ADVA (the “Proposed Transaction”). 2. On July 3, 2017, MRV issued a press release announcing it had entered into an Agreement and Plan of Merger dated July 2, 2017 (the “Merger Agreement”) to sell MRV to ADVA. Pursuant to the Merger Agreement, Merger Sub will commence a tender offer (the “Offer”) to purchase all outstanding shares of MRV common stock for $10.00 in cash per share of MRV (the “Offer Price”). The Offer commenced on July 17, 2017, and is scheduled to expire at 12:00 midnight Eastern time, at the end of August 11, 2017 (the “Expiration Date”). The Proposed Transaction is valued at approximately $69 million. 3. MRV is a communications and equipment and services company with a troubled history. Following a spending spree in the 2000s during which MRV made acquisitions exceeding $600 million, the Company disclosed in 2008 that its historical results could not be relied upon. Then, after multiple warnings, the Company’s shares were 2 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES de-listed on August 31, 2009 after the Company could not file its financials in a timely manner. MRV only regained compliance in 2014 and was relisted on NASDAQ on March 19, 2014. 4. In 2010 three different groups, including activist fund Raging Capital Management, LLC (“Raging Capital”), filed Schedule 13Ds on the Company with the U.S. Securities and Exchange Commission (“SEC”) in connection with its egregious corporate governance.1 Raging Capital subsequently continued to increase its ownership of MRV and in 2015, after securing a 31% ownership interest in the Company, forced the sale of MRV’s low-growth network integration business, establishing MRV as a pure-play optical company focused on the metro market – and an ideal acquisition target, or so Raging Capital hoped. Eager to cash-in on its investment, in December 2015 Raging Capital brought the Chairman of the Board, defendant Traub,2 in-house as a Managing Director in order to effectuate the final stages of its activist campaign. 5. In 2016, with Raging Capital and defendant Traub at the helm, MRV publicly touted a strategic plan to reposition itself in the market with a product refresh and streamline its cost structure, enabling the Company to execute on a number of strategic development activities in 2017 and build a “strong foundation for sustainable, profitable 1 Defendant Kenneth H. Traub (“Traub”) was appointed to the Board in October 2011 in connection with a settlement agreement entered into between the Company’s directors and Spencer Capital Management and Boston Avenue Capital LLC. Defendant Traub was subsequently appointed as Chairman of the Board in January 2012. 2 During his term as the Board’s Chairman, defendant Traub has a history of teaming up with Raging Capital, personally benefiting from its activist exploits. For example, defendant Traub was appointed to the board of directors of Vitesse Semiconductor Corporation in March 2013, A.M. Castle & Co. in March 2015, Intermolecular, Inc. in May 2016 and IDW Media Holdings in June 2016 – in each instance in connection with Raging Capital’s activist campaigns. 3 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES growth.”3 In reality, however, as further described below, the Board executed Raging Capital’s “sell at all costs” strategy in order to advance their own financial interests via the Proposed Transaction. 6. The Proposed Transaction is a highly unusual no - premium deal4 driven by Raging Capital’s desire to liquidate its otherwise illiquid 27% stake in the Company. Bowing to Raging Capital’s wishes, the Board ran an unfair process that resulted in an agreement to sell the Company for inadequate consideration. Based upon recent results and public statements concerning MRV’s historical operations and long-term prospects, there is no legitimate justification or value-maximizing reason for the Board to have agreed to sell the Company for $10.00 per share. In fact, as recently as May 4, 2017, an analyst with Northland Securities, Inc. set a $13.50 per share price target for the Company, which is 35% above the Offer Price. Northland Securities, Inc.’s May 4 target price is obviously based upon the historical results and prospects that the Company had been reporting publicly. Moreover, the Company’s stock has traded at $13.00 per share as recently as August 9, 3 During the May 3, 2017 earnings call in connection with the release of the Company’s first quarter of 2017 financial results, defendant Mark J. Bonney (“Bonney”), MRV’s President and Chief Executive Officer (“CEO”), stated: “[wi]th the lower cost structure resulting from the initiatives we announced last quarter coupled with our increased momentum with both existing and new customers, we have built a strong foundation for sustainable, profitable growth.” 4 The $10.00 per share Offer Price represents a mere 1.5% premium over the price of MRV shares on June 30, 2017, a 1.5% premium over the average price of MRV shares during the 90 days prior to June 30, 2017, and a 1% premium to the average of MRV shares for the twelve months ended June 30, 2017. Transactions that offer stockholders extremely low or zero premiums (as to either historical share prices or implied enterprise value) are extremely rare. In fact, the average premium to the unaffected closing price offered to stockholders in the five comparable telecommunication networking equipment industry merger and acquisition transactions consummated since 2009 examined in the Analysis of Selected Transactions performed by the Board’s financial adviser Cowen and Company, LLC (“Cowen”) on page 34 of the Schedule 14D-9 Recommendation Statement issued by MRV on July 17, 2017 (the “Recommendation Statement,” further defined below) was 32.88%, and none offered premiums lower than 6.14% (excluding the divestiture transactions examined in the analysis which are not applicable). 4 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

2016. Yet the Board was determined to sell the Company for whatever price it could obtain regardless of whether that price was fair, even instituting special performance bonuses for Company executives (including Chief Executive Officer (“CEO”) and Board member defendant Mark J. Bonney (“Bonney”)) to be paid only if “the entire MRV business was sold in 2017.”5 In many cases, maximizing stockholder value means rejecting an offer that does not adequately reflect a company’s inherent value and choosing to continue as an independent standalone company, an aspect of its Revlon6 duties that the Board has ignored here. 7. Perhaps more troublesome, while executing Raging Capital’s “sell at all costs” strategy, the Board kept itself in an informational vacuum with respect to the true standalone value of the Company, and at a negotiational disadvantage with respect to the ultimate buyer ADVA. Although the Board had retained Cowen at the outset of the “process” in June of 2016, Cowen was apparently not asked, and did not provide, any standalone valuation analysis of any kind until June 30, 2017, the day after the Board agreed on a price with ADVA. In other words, the Board ran a purported “process” for over a year (involving outreach to 78 parties, 21 non-disclosure agreements (“NDAs”), 5 bids, and protracted negotiation with ultimate buyer ADVA), with no standalone baseline valuation input from its retained investment bank. Such input would have been vital over the course of that year to ensure that the range of per share values in which the Board was negotiating was fair. Moreover, despite having commenced the “process” in June 2016, management never provided Cowen with, and the Board apparently never requested that management create, long-term projections until June 19, 2017, a point in time when ADVA 5 See Recommendation Statement at 6 (“For 2017, the MRV Board adopted the sale of MRV as the strategic objective for each of the executives participating in the EMI Plan.”) 6 Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986). 5 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

had made it very clear it would not pay more than $10.00 per share. Thus, the Board agreed to a final price with no understanding of either management’s best estimates as to the long-term prospects of the Company or of price ranges implied by standalone valuation analyses (that should have been based upon those non-existent projections). For a fully informed Board, this crucial financial information would have and should have provided a framework for a fair negotiation.7 To conduct a year-long “process” and agree to sell the Company without this information is extraordinary. 8. The foregoing set of facts raise the specter that Cowen’s valuation analyses and the long-term projections upon which the most important of those analyses are based, (i.e., Cowen’s Discounted Cash Flow Analysis), all of which are summarized in the Recommendation Statement for the purpose of convincing MRV stockholders that the deal is fair, were reverse-engineered to fit the $10 per share Offer Price. 9. In short, a fair reading of the Recommendation Statement in conjunction with other publicly available information suggests that (i) the Board was forced by Raging Capital to sell the Company; (ii) ADVA’s Offer Price was accepted not because it maximized stockholder value, but because it satisfied the sole “strategic objective” of the Board and Raging Capital for 2017, i.e., the sale “of the entire MRV business,” and (iii) management’s long-term projections and Cowen’s valuation analyses were created after the 7 Alternatively, currently undisclosed projections were in fact created by management during the June 2016 - June 2017 timeframe, and Cowen in fact utilized those projections to create currently undisclosed preliminary valuation analyses that the Board relied upon during the year-long “process” and ultimate final negotiations with ADVA. Boards that are conscious of their fiduciary duties request and obtain exactly this type of information at the appropriate time during a sales process, such information is sought and provided in almost all transactions. If so, then the Board has breached its fiduciary duty to disclose all material information by omitting from the Recommendation Statement the existence and substance of the earlier projections and Cowen’s earlier valuation analyses, and that information needs to be disclosed. 6 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

Offer Price was agreed in order to convince MRV stockholders that $10.00 per share is fair and falls within a range of reasonableness. 10. Other aspects of the “process,” are also problematic. For example, ADVA (which had a long history with MRV, including interest in acquiring MRV or its principal assets since at least 2012) signed an NDA and conducted calls and meetings with MRV during the summer of 2016 (including a detailed management presentation), only to subsequently suggest that the Company get back to them “once MRV had exhausted all prospects with other potential buyers.” As such, ADVA never made a formal bid until April 30, 2017, after the only other potential bidders who had shown any real interest had dropped out. This created a virtual single-bidder process. Securing its status as the only option available to MRV allowed ADVA to take full advantage of the Board’s “sell at all costs” plan and put the Board at a severe disadvantage. Notably, the Board never made more than a half-hearted effort to convince ADVA to increase its $10.00 per share April 30 bid, and that was the price it was forced to accept on June 30. 11. Cowen’s valuation analyses, which are summarized in the Recommendation Statement, are equally suspect. For example, Cowen performed a sham of its comparable companies analysis, applying a range of multiples in it Analysis of Selected Public Companies at or below the lowest observed multiple of the selected companies for nearly all pricing multiples Cowen examined. Cowen’s Discounted Cash Flow Analysis is similarly suspect given the questionably high 16.0% to 20.0% discount rate range Cowen applied – a discount rate range which would typically signal a company in distress, a far cry from MRV’s positive trajectory. Making matters worse, in its Discounted Cash Flow Analysis Cowen applied terminal Adjusted EBITDA (i.e., earnings before interest, tax, depreciation and amortization) multiples below the lowest Adjusted EBITDA multiple Cowen observed 7 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES in its Analysis of Selected Public Companies. A discounted cash flow analysis has three basic components: (i) cash flow projections; (ii) a terminal value; and (iii) a discount rate.8 Artificially lowering the discount rate range and employing low terminal multiples would allow Cowen to artificially depress the range of implied per share values resulting from its Discounted Cash Flow Analysis. On top of MRV management’s questionable cash flow projections, it is highly suspect that Cowen’s Discounted Cash Flow Analysis was manipulated in order to shoehorn the Offer Price into an implied range of fairness. 12. At a minimum, the Recommendation Statement fails to provide the Company’s stockholders with material information and/or provides them with materially misleading and incomplete information, thereby rendering the stockholders unable to make an informed decision as to whether to tender their shares in the Offer. In an effort to ensure that the unfair Proposed Transaction is consummated, the Board agreed to provisions that unreasonably inhibit potential third party bidders from launching topping bids, including: (i) a “no-solicitation” clause that prevents the Company from soliciting, and subject to minimal exceptions, from providing non-public information to potential alternate bidders; (ii) an “information rights” provision that requires MRV to provide ADVA with the identity of any competing bidder and all material terms and conditions of such a proposal; (iii) “matching rights” that allow ADVA five (5) business days to match any superior offer, plus an additional five (5) business day period following a material amendment to the terms and conditions of a superior offer or the submission of a new offer; (iv) an “anti-waiver” provision restricting the Company and its subsidiaries from amending or granting any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries to which MRV or any of its 8 See In re Appraisal of the Orchard Enters., C.A. 5713-CS, 2012 Del. Ch. LEXIS 165, at *43 (Del. Ch. July 18, 2012). 8 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

subsidiaries is a party; and (v) a provision requiring MRV to pay a termination fee of $2.41 million if it decides to pursue a competing bid. 13. As further described below, both the value to MRV stockholders contemplated in the Proposed Transaction and the process by which defendants propose to consummate the Proposed Transaction are fundamentally unfair to Plaintiff and the other public stockholders of the Company. The Individual Defendants’ conduct constitutes a breach of their fiduciary duties owed to MRV stockholders, and a violation of applicable legal standards governing the Individual Defendants’ conduct. 14. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Individual Defendants’ violations of their fiduciary duties. JURISDICTION AND VENUE 15. The court has jurisdiction over the cause of action asserted pursuant to the California Constitution, Article VI, § 10, because this is a cause not given by statute to other trial courts. 16. The court has jurisdiction over defendants because they conduct business in California or are citizens of California. This action is not removable. 17. Venue is proper in this Court because MRV maintains its principal place of business in Los Angeles County and the conduct at issue took place and had an effect in this County. PARTIES 18. Plaintiff is, and has been at all relevant times, an owner of shares of common stock of MRV. 9 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

19. MRV is a Delaware corporation and maintains its principal executive offices at 20520 Nordhoff Street, Chatsworth, California 91311. The Company’s common stock is traded on the NASDAQ Capital Market under the ticker symbol “MRVC.” 20. Defendant Bonney has been President and CEO of the Company since December 2014 and has been a director since April 2013. Defendant Bonney previously served as MRV’s Executive Vice President and Chief Financial Officer (“CFO”) from August 2014 until December 2014. 21. Defendant Traub has been Chairman of the Board since January 2012 and a director of the Company since October 2011. Defendant Traub has been a Managing Director of Raging Capital since December 2015. 22. Defendant Robert M. Pons (“Pons”) has been Vice Chairman of the Board since January 2012 and a director of the Company since October 2011. 23. Defendant Brian Bellinger (“Bellinger”) has been a director of the Company since February 2016. Defendant Bellinger has been a Senior Analyst at Raging Capital since 2012. 24. Defendant Jeannie H. Diefenderfer (“Diefenderfer”) has been a director of the Company since July 2014. 25. Defendant Jeffrey Tuder (“Tuder”) has been a director of the Company since April 2016. 26. Defendants Bonney, Traub, Pons, Bellinger, Diefenderfer and Tuder are referred to herein as the “Board” or the “Individual Defendants.” 27. Defendant ADVA SE is a public limited liability company incorporated in Germany and provider of networking solutions and telecommunications hardware, software and services. 10 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

28. Defendant Parent is a Delaware corporation and a wholly owned subsidiary of ADVA SE. 29. Defendant Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 30. By reason of Individual Defendants’ positions with the Company as officers or directors, they are in a fiduciary relationship with Plaintiff and the other public stockholders of MRV and owe them, as well as the Company, a duty of care, loyalty, good faith, and independence. 31. To diligently comply with their fiduciary duties, the Individual Defendants may not take any action that: (a) adversely affects the value provided to the corporation’s stockholders; (b) favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) adversely affects their duty to search and secure the best value reasonably available under the circumstances for the corporation’s stockholders; or (d) will provide the Individual Defendants with preferential treatment at the expense of, or separate from, the public stockholders. 32. In accordance with their duties of loyalty and good faith, the Individual Defendants are obligated to refrain from: (a) participating in any transaction where the Individual Defendants’ loyalties are divided; 11 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

(b) participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; or (c) unjustly enriching themselves at the expense or to the detriment of the public stockholders. 33. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of care, loyalty, good faith, and independence owed to Plaintiff and other public stockholders of MRV. CONSPIRACY, AIDING AND ABETTING, AND CONCERTED ACTION 34. In committing the wrongful acts alleged herein, defendants have pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, defendants further aided and abetted or assisted each other in breach of their respective duties as herein alleged. 35. Each defendant herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions as particularized herein, to substantially assist the commission of the wrongdoing complained of, each defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to, and furtherance of, the wrongdoing. Defendants’ acts of aiding and abetting, included the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein. 12 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

CLASS ACTION ALLEGATIONS 36. Plaintiff brings this action on his own behalf and as a class action pursuant to section 382 of the California Code of Civil Procedure on behalf of all persons and entities that own MRV common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest. 37. This action is properly maintainable as a class action for the following reasons. The Class is ascertainable and so numerous that joinder of all members is impracticable. As of July 2, 2017, 6,812,047 shares of common stock were represented by the Company as issued and outstanding. These shares are likely owned by thousands of persons located throughout the United States, if not globally. 38. Questions of law and fact are common to the Class, including, inter alia: (i) whether defendants have breached their fiduciary duties owed to Plaintiff and the Class and/or aided and abetted such breaches; and (ii) whether defendants will irreparably harm Plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 39. Plaintiff’s claims are typical of the claims of the other members of the Class. Plaintiff and the other members of the Class have sustained damages as a result of defendants’ wrongful conduct as alleged. 40. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. 41. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action. 13 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

SUBSTANTIVE ALLEGATIONS Background of the Company 42. MRV was organized in July 1988 as MRV Technologies, Inc., a California corporation. In April 1992, the Company reincorporated in Delaware and changed its name to MRV Communications, Inc. MRV designs, develops, and sells products and services that enable its customers to build reliable, scalable and cost effective networks. The Company’s customers include telecommunications service providers, cable operators, and other customers including data center operators, government entities and enterprises, such as educational, financial, healthcare, and equipment manufacturing segments in North, South and Central America, Europe, the Middle East, Africa and Asia Pacific. MRV’s business is global, with external revenues from foreign subsidiaries accounting for 22%, 24% and 26%, of the Company’s total revenue for the years ended December 31, 2016, 2015 and 2014, respectively, according to the Company’s March 9, 2017 Form 10-K filed with the SEC. 43. MRV has a troubled history. Following a spending spree in the 2000s during which MRV made acquisitions exceeding $600 million, the Company disclosed in 2008 that its historical results could not be relied upon. Then, after multiple warnings, the Company’s shares were de-listed on August 31, 2009 after the Company could not file its financials in a timely manner. MRV did not regain compliance until five years later and was relisted on NASDAQ on March 19, 2014. 44. In 2010 three different groups, including Raging Capital, filed Schedule 13Ds on the Company with the SEC in connection with its egregious corporate governance. Raging Capital subsequently continued to amass shares in MRV, increasing its ownership to as much as 30.6% by June 2015. Over the same time period, MRV sold off multiple businesses under pressure from Raging Capital. Most notably, in 2015 MRV sold its low- 14 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES growth network integration business, establishing MRV as a pure-play optical company focused on the metro market. Then, in 2016 MRV announced a strategic plan, repositioning itself in the market with a product refresh and streamlining its cost structure, enabling the Company to execute on a number of strategic development activities in 2017. As MRV management has consistently touted, MRV’s strategic plan has proven to be a success. 45. For example, on March 9, 2017, the Company issued a press release announcing its fourth quarter and full year 2016 financial results. For the quarter, MRV reported revenue of $20.9 million, a 12.6% increase compared to revenue of $18.6 million in the fourth quarter of 2015. During the March 9, 2017 earnings call, defendant Bonney highlighted the Company’s progress, stating: “[a]s we look back on 2016, we are proud of a number of important milestones in our march towards the sustainable growth and profitability. We executed on our go-to-market strategy, adding new customers in our target market segments, and growing our business with our existing Tier 1 customers.” Defendant Bonney also commented on the Company’s financial results in the press release, stating: In the fourth quarter, we grew revenue 13% year-over year delivering revenue of $20.9 million, despite continued temporary softness in orders from two of our largest customers[.] In the quarter, we accomplished several important product development milestones and completed the transition of all packet and optical manufacturing to a single world-class manufacturing partner. Also, we implemented a cost reduction program that reduces our future operating costs by approximately $5 million per year while preserving our capability to execute on our product roadmap, support all of our customers and grow the business. Adam Scheer, Chief Operating Officer (“COO”) of the Company noted in the press release: With most of the heavy lifting associated with our product refresh behind us, the timing was right to streamline our cost structure. The team is now in a stronger position to drive profitable growth. In 2017, we are executing on a number of strategic development activities that include the release of new 100G and 200G products for optical transport, the launch of variants of the OS V-Series for a specific customer, and continued enhancements of our Pro-Vision® service orchestration platform. With these growth initiatives, and 15 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES with a lower cost structure, we are well positioned for profitable growth going forward. Emphasis added. 46. Positive news for MRV stockholders continued. On May 3, 2017, MRV issued a press release announcing its first quarter of 2017 financial results. For the quarter, the Company reported revenue of $21.2 million, compared to $18.9 million in the first quarter of 2016. Defendant Bonney commented on the financial results, stating: MRV’s investments in new product development over the past few years has enabled us to deepen our relationships with our major customers while broadening our market opportunities and customer base. . . . We increased our revenue 12%, a second consecutive quarter of double digit year-over-year growth. Packet and optical revenue grew 17% year-over-year, with OptiDriver® and OptiSwitch® platforms increasing both quarter-over-quarter and year-over-year. In the quarter, we added 15 new OptiDriver customers. In addition, 13 customers have now purchased our new OptiSwitch V Series of enhanced packet switches. With the lower cost structure resulting from the initiatives we announced last quarter coupled with our increased momentum with both existing and new customers, we have built a strong foundation for sustainable, profitable growth. Emphasis added. 47. During the May 3, 2017 earnings call, Scheer further elaborated on developments in MRV’s customer base, products and services that the Company expects will contribute to the growth of its business in the foreseeable future: We are making strong inroads among regional service providers as demonstrated by two recent customer wins we announced in April[:] BTC Broadband, a regional communication service provider based in Oklahoma. . . . And Syndeo Networks, based in Illinois. . . . * * * We have recently made investments to improve Pro-Vision’s usability, designing a clean, modern and intuitive user interface. . . . We are quite proud of the progress we have made with Pro-Vision and have highlighted that progress in the demonstration video we recently released on our website. * * * We also continue to make progress expanding our business with our existing Tier-1 service providers. Demonstrating our progress this past quarter, we 16 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES delivered a modular variant of the V Series with a network interface card to a major customer, designed to help solve a challenge in connecting to thousands of users based on new regulatory requirements. . . . [T]he V Series modular represents an important opportunity to extend our business with this critical customer. Additionally, we have continued to extend and expand our pluggable optics program with a Tier-1 customer in North America and have just received orders for another project with that customer. Finally, we are actively engaged with proof of concept discussions and testing with a Tier-1 in Europe and with another Tier-1 in North America. While the environment we operate in remains challenging, our focused go-to-market strategy is enabling us to win new business and to grow with our existing accounts. Emphasis added. 48. Unfortunately for MRV’s stockholders, despite having repeatedly emphasized the success of the Company’s strategic plan and, as defendant Bonney stated as recently as May 3, 2017, MRV’s “strong foundation for profitable growth,” the Board members bowed to Raging Capital’s wishes and executed Raging Capital’s “sell at all costs” strategy, thereby failing to secure a fair deal for the Company, either for the intrinsic value of its assets or the value of the Company’s assets to ADVA in a combined entity. The Flawed Sale Process 49. The Proposed Transaction is a highly unusual no - premium deal driven by the desire of MRV’s largest stockholder Raging Capital to liquidate its otherwise illiquid 27% stake in the Company. With Raging Capital and defendant Traub at the helm, the Board executed on Raging Capital’s “sell at all costs” strategy and, after engaging Cowen in June 2016 and running a year-long “process,” accepted ADVA’s Offer Price not because it maximized stockholder value, but because it satisfied the sole “strategic objective” of the Board and Raging Capital for 2017, i.e., the sale “of the entire MRV business.”9 Critically, as further described below, throughout the process the Board kept itself in an informational 9 See Recommendation Statement at 6 (“For 2017, the MRV Board adopted the sale of MRV as the strategic objective for each of the executives participating in the EMI Plan.”) 17 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

vacuum with respect to the true standalone value of the Company, and at a negotiational disadvantage with respect to the ultimate buyer ADVA. Management and the Board failed to provide Cowen any financial projections until the Offer Price was all-but agreed to and Cowen did not provide a single valuation analysis to the Board until June 30, 2017. Thus, the Board conducted negotiations and agreed to a final price with no understanding of either management’s best estimates as to the long prospects of the Company or of price ranges implied by standalone valuation analyses. 50. Cowen first contacted ADVA on June 15, 2016.10 – Following some initial due diligence, on October 16, 2016 ADVA indicated it was not interested in pursuing a transaction at the time, but “MRV could approach ADVA once again once MRV had exhausted all prospects with other potential buyers.” Recommendation Statement at 21. 51. Between June and September 2016, Cowen contacted 78 potential strategic and financial buyers (collectively, the “Identified Parties”) and 21 of these parties signed NDAs, which may contain standstill provisions that are still in effect and operate to preclude any of the Identified Parties from submitting a topping bid for the Company. 52. In November and December 2016, Cowen sent process letters to seven of the Identified Parties, asking that they provide final written acquisition proposals by the end of January 2017. Five of the Identified Parties, including ADVA, submitted proposal letters outlining a potential transaction involving MRV or one of its product lines. Although the Recommendation Statement states that “[t]wo of the Identified Parties’ proposals were dismissed due to inadequate value” (Recommendation Statement at 18), the Recommendation Statement fails to provide the terms of these two allegedly inadequate proposals. 10 ADVA had previously been involved in a sale process MRV ran for its Optical Communications System in August 2012, which produced no buyers. 18 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

53. On December 5, 2016, the Company receiving a letter of intent from a party referred to as the “Other Strategic Interested Party” to acquire MRV at an enterprise value of $40,000,000, excluding net operating losses and cash. 54. On December 22, 2016, Cowen sent a second process letter to the Other Strategic Interested Party requesting that it provide its best and final offer. The Recommendation Statement fails to disclose whether any communications occurred between December 5 and December 22, 2016 between MRV and the Other Strategic Interested Party and the details thereof, as well as whether the Other Strategic Interested Party provided a best and final offer to the Company. 55. On December 16, 2016, MRV received a letter of intent from a party referred to as the “PE-Backed Strategic Party,” indicating a valuation range of between $10.00 and $10.50 per share of MRV common stock. 56. On February 24, 2017, the PE-Backed Strategic Party submitted a revised letter of intent at $10.00 per share. 57. On March 21, 2017, five months after ADVA dropped out of the process, MRV’s CEO defendant Bonney and ADVA’s CEO met and discussed a combination of the two companies, and likely the potential for MRV management retention in a combined company. 58. On March 31, 2017, the Other Strategic Interested Party publicly announced a strategic acquisition of another company. 59. On April 11, 2017, the Other Strategic Interested Party indicated to Cowen that it could potentially be interested in a roll-up acquisition of MRV following the closing of the other acquisition. 19 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

60. On April 19, 2017, the PE-Backed Strategic Party indicated to Cowen that they were no longer interested in pursuing a transaction with MRV. 61. With all competing bidders out of the process (and MRV having “exhausted all of its prospects with other potential buyers”), on April 26, 2017, ADVA submitted a letter of intent providing for an offer price range of between $9.85 and $10.00 per share. 62. On April 30, 2017, MRV received an updated letter of intent from ADVA with a revised offer value range of between $10.00 and $10.50 per share. 63. ADVA sent MRV a revised letter of intent on June 3, 2017, with an offer price of $10.00 per share, the low end of the previously indicated range, and, after halfhearted attempts by the Board to negotiate, indicated on June 22, 2017 that it was not willing to consider a price above $10.00 per share. 64. Nearly a year after engaging Cowen and with the final Offer Price already set, on June 30, 2017 Cowen reviewed its preliminary financial analysis of ADVA’s proposed offer with the Board – providing the Board with an understanding of management’s best estimates as to the long-term prospects of the Company and price ranges implied by standalone valuation analyses of MRV for the first time. Ignoring its Revlon duties, rather than rejecting MRV’s offer and choosing to continue as an independent standalone company, the Board satisfied Raging Capital’s sole “strategic objective” and authorized Company management to accept ADVA’s $10.00 per share offer. 65. Three days later, on July 2, 2017, Cowen rendered its fairness opinion, and the Board approved and executed the Merger Agreement. The Proposed Transaction 66. On July 3, 2017, MRV issued a press release announcing the Proposed Transaction. The press release states, in relevant part: 20 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

CHATSWORTH, California and MUNICH, July 3, 2017 – MRV Communications, Inc. (NASDAQ: MRVC), a provider of innovative network solutions for data center operators, service providers, and enterprises, today announced that ADVA Optical Networking (FSE: ADV) has agreed to acquire MRV. Under the terms of the agreement, ADVA Optical Networking will make a tender offer of $10.00 per share for all the outstanding common stock of MRV. The agreement has been approved and unanimously recommended by both the board of directors of ADVA Optical Networking and the board of directors of MRV. The acquisition is subject to customary closing conditions, including the tender of at least a majority of MRV Communications, Inc. outstanding shares of common stock. “The network equipment markets that we serve continue to be highly competitive. In this environment, we concluded that the best course of action for MRV’s shareholders was to undertake a review of strategic alternatives. At the conclusion of this review, we have determined that the agreement we have reached to be acquired by ADVA Optical Networking provides the best alternative for MRV and its shareholders. We see a very natural fit between ADVA Optical Networking and MRV as both companies have been longstanding suppliers to the Carrier Ethernet and Optical Transport markets. With so much in common technically and culturally but with relatively little overlap among customers, the combined company will be in a stronger position to support the evolving needs of its target markets,” said Mark Bonney, CEO of MRV. The Inadequate Offer Price 67. The Proposed Transaction consideration is inadequate and significantly undervalues the Company. ADVA is seeking to acquire the Company at the most opportune time, when the Company is positioned for tremendous growth. 68. Underscoring the inadequacy of the Offer Price, on May 4, 2017, an analyst at Northland Securities, Inc. provided a price target of $13.50 per MRV share, $3.50 above the Offer Price. 69. In addition, the Offer Price represents a mere 1.5% premium over the closing price of $9.85 on June 30, 2017, the last trading day before the announcement of the Proposed Transaction. 70. Further, prior to the announcement of the Proposed Transaction, the Company’s stock consistently traded above the $10.00 Offer Price, including from 21 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES approximately July 2016 to November 2016 and again from approximately March 10, 2017 through April 10, 2017. Indeed, as recently as August 9, 2016, MRV’s stock closed at $13.00 per share, $3.00 above the Offer Price. 71. Moreover, in a July 3, 2017 Light Reading article entitled, “ADVA CEO: How We Can Capitalize on MRV Deal,” ADVA CEO Brian Protiva (“Protiva”) commented on the significant advantages his company seeks to realize from the Proposed Transaction. According to the article, “Protiva believes there are plenty of gains from acquiring MRV, particularly as the Chatsworth, Calif.-based vendor is debt-free and is set to be bought for less than its annual revenues. . . .” The article further states: The big near-term opportunities for ADVA come from MRV’s customer base “there is very little overlap and no overlap at all with our major customers,” notes Protiva. MRV has hundreds of small customers – it has more than 130 customers for its metro optical systems, for example – but the ADVA CEO is particularly keen on MRV’s top six accounts, which include four Tier 1 operators, a “strong Tier 2 carrier” that ADVA has been chasing for some time and a key channel partner. 72. Given the value and potential value of the Company’s assets to ADVA, the Board failed to maximize stockholder value. 73. The Board’s decision to sell the Company for inadequate consideration both fails to maximize stockholder value and deprives the Company’s stockholders of their ability to reap the benefits of MRV’s strategic plan. The Unfair Deal Protection Devices 74. Despite the fact that the 21 Identified Parties who signed NDAs are potentially precluded from submitting topping bids for the Company, the Board agreed to enter into the Merger Agreement which contains certain coercive and restrictive provisions that substantially favor ADVA and are calculated to unreasonably deter potential suitors from making competing offers. 22 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

75. In breach of their fiduciary duties, the Individual Defendants have agreed to the following unreasonable deal protection devices: • A “no-solicitation” clause that prevents MRV from soliciting, or its directors and officers from even participating in discussions that may lead to a superior proposal from any bidder (Merger Agreement, Section 6.3(a)); • An “information rights” provision whereby the Company must notify ADVA as promptly as practicable and within forty-eight (48) hours, of any proposals or inquiries received from other parties, including, inter alia, the material terms and conditions of the proposal and the identity of the party making the proposal (Merger Agreement, Section 6.3(b)); • A “matching rights” provision obligating MRV to provide ADVA with five (5) business days’ written notice of its intent to accept a superior proposal and consider, in good faith, any subsequent offers from ADVA, plus an additional five (5) business day period following a material amendment to the terms and conditions of a superior offer or the submission of a new offer (Merger Agreement, Section 6.3(d)); • An “anti-waiver” provision restricting the Company and its subsidiaries from amending or granting any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, to which MRV or any of its subsidiaries is a party (Merger Agreement, Section 6.3(a)(vi)); and • A termination fee of $2.41 million payable by the Company to ADVA if MRV decides to pursue a competing bid (Merger Agreement, Section 8.3(a)). 76. The “no-solicitation” clause, the “information rights” provision, the “matching rights” provision, the “anti-waiver” provision and the termination fee unfairly 23 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES restrain the Individual Defendants’ ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to a third party’s written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. 77. The reason behind these deal protection devices is clear: the absence of a meaningful premium for stockholders creates the very real potential that a third party bidder will attempt to usurp ADVA and submit a higher bid for MRV. The possibility that a third-party bidder will emerge motivated ADVA to “lock-up” the Proposed Transaction by coopting the Board and forcing them to adopt unreasonable deal protection devices that would ensure that ADVA could purchase the Company for less than would otherwise be possible. Insiders’ Interests in the Proposed Transaction 78. ADVA and MRV insiders are the primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders. The Board and the Company’s executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of MRV. 79. Notably, the Board adopted MRV’s Executive Management Incentive Plan (the “EMI Plan”), which provides for bonuses based on corporate and business unit performance, as applicable. For 2017, the Board adopted the sale of the Company as the strategic objective for each executive participating in the EMI Plan. According to the Recommendation Statement, “[t]he MRV Board determined that if the entire MRV business was sold in 2017, then each executive would receive 100% of his EMI Plan bonus 24 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES opportunity." Recommendation Statement at 6. This special incentive bonus plan was unique to MRV's executive officers, unavailable to the Company's public stockholders, and contingent on a sale of the Company in 2017. The following table sets forth the EMI Plan bonuses the MRV executives are set to receive upon consummation of the Proposed Transaction:

Executive	Bonus
Mark J. Bonney	$ 400,155
Stephen G. Krulik	$ 119,325
Adam L.A. Scheer	$ 184,600

80. MRV insiders stand to reap additional substantial financial benefits for securing the deal with ADVA. For example, each outstanding Company option and restricted stock award (together, the "MRV Compensatory Awards") will become fully vested and converted into the right to receive cash payments. The following table summarizes the cash payments the Company's executive officers and directors stand to receive in connection with their ordinary shares and MRV Compensatory Awards upon consummation of the Proposed Transaction:

Name	Shares Held (#) (1)	Value of Shares Held ($) (2)	Shares Underlying Vested Options (#) (3)	Value of Vested Options ($) (4)	Shares Underlying Accelerating MRV Compensatory Awards (#) (5)	Value of Shares Underlying Accelerating MRV Compensatory Awards ($) (6)	Aggregate Value for Equity ($)
Kenneth H. Traub	33,831	338,310	26,103	7,881	9,070	35,120	381,311
Robert M. Pons	28,649	286,490	26,103	7,881	9,070	35,120	329,491
Mark J. Bonney	36,663	366,630	86,746	21,616	190,749	401,346	789,592
Brian Bellinger	—	—	14,083	2,711	9,070	35,120	37,831
Jeannie H. Diefenderfer	7,045	70,450	16,534	3,691	9,070	35,120	109,261
Jeffrey Tuder	3,657	36,570	6,165	—	9,070	35,120	71,690
Stephen G. Krulik	8,167	81,670	16,334	4,074	48,499	107,866	193,610
Adam L.A. Scheer	3,560	35,600	11,667	—	112,333	178,000	213,600

81. Moreover, if they are terminated in connection with the Proposed Transaction, MRV's named executive officers stand to receive substantial cash severance payments, as set forth in the following table:

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COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	All Other Compensation (4)	Total ($)
Mark J. Bonney	1,200,465	789,592	27,826	39,246	2,057,129
Stephen G. Krulik	298,200	193,610	14,731	23,045	529,586
Adam L.A. Scheer	468,600	213,600	19,642	22,304	724,146

82. While on the surface the aggregate value of the MRV Compensatory Awards and severance payments do not seem high, in light of the mere $69 million total transaction value, the payments MRV's insiders stand to receive are exorbitant.

83. In addition, ADVA's July 2, 2017 press release announcing the Proposed Transaction implies that certain members of MRV management will continue with the combined company. In the press release, ADVA's CEO Protiva is quoted as stating, "MRV Communications, Inc.'s technology ***and talent*** will strengthen our own product set and help us to deliver even more value to our customers. ***Our combined teams*** present the marketplace with an incredibly compelling skill set and technology base." Emphasis added.

The Recommendation Statement Fails to Disclose Material Information

84. Compounding the unfair sale process and inadequacy of the Offer Price, the Company also filed the materially incomplete and misleading Recommendation Statement with the SEC and disseminated it to MRV stockholders. Designed to convince stockholders to tender their shares in favor of the Proposed Transaction, the Recommendation Statement fails to provide Company stockholders with critical information. As set forth in more detail below, the Recommendation Statement omits and/or misrepresents material information concerning, among other things: (i) MRV management's financial projections, relied upon by MRV's financial advisor, Cowen, in connection with rendering its fairness opinion; (ii) the background of the Proposed Transaction, including potential conflicts of interest; and (iii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Cowen.

26

COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

85. Taken together, this omitted information, if disclosed, would significantly alter the total mix of information available to MRV stockholders and directly informs their decision to tender their shares to ADVA. Material Omissions Concerning MRV Management’s Projections 86. The Recommendation Statement fails to disclose material information relating to the Company’s intrinsic value and prospects going forward. 87. For example, the Recommendation Statement states that “[o]n June 19, 2017, MRV provided Cowen with unaudited prospective financial information for calendar years 2017 through 2022 . . . and instructed Cowen to use and rely on the Non-GAAP Projections as the basis for its financial analysis in rendering its opinion . . . .” However, the Recommendation Statement fails to disclose any information concerning the genesis of these projections. Specifically, the Recommendation fails to disclose whether previous sets of projections were in fact created by management during the June 2016 - June 2017 timeframe, and whether Cowen in fact utilized those previous sets of projections to create currently undisclosed preliminary valuation analyses that the Board relied upon during the year-long “process” and ultimate final negotiations with ADVA. Boards that are conscious of their fiduciary duties request and obtain exactly this type of information at the appropriate time during a sales process, as such information is sought and provided in almost all transactions. If management did in fact create a previous set of projections, then the existence and substance of the earlier projections and Cowen’s earlier valuation analyses, is material information that needs to be disclosed. The Recommendation Statement also must disclose the details of any update to management’s projections during the course of the process, the timing and basis of the update(s), and when MRV management’s projections that were provided to Cowen on June 19, 2017 were finalized. This information is critical 27 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES for stockholders to determine whether the Company’s financial projections were manipulated to fit the Offer Price into a range of fairness. The full details of these projections – management and the Board’s best outlook of the Company during the course of the solicitation process – are essential for stockholders to make an informed decision with respect to the Proposed Transaction. 88. It is well-settled that management’s financial projections are the lifeblood of the Company and are crucial to providing stockholders with management’s inside view of the Company’s value and future prospects. This information is necessary for MRV stockholders to make an informed decision about whether to support the Proposed Transaction and, thus, must be disclosed. Material Omissions Concerning the Background of the Proposed Transaction 89. The Recommendation Statement also fails to fully and fairly disclose certain material information concerning the process leading to the Proposed Transaction and the conflicts of interest that infected it. 90. The Recommendation Statement states: During the period between June and September 2016, at the direction of the MRV Board and MRV management, Cowen contacted 78 potential strategic and financial buyers (collectively, the “Identified Parties”). Of the Identified Parties contacted, 21 signed non-disclosure agreements and were granted access to a virtual data room to perform due diligence regarding MRV, and nine attended presentations by the MRV management team. Id. at 18. However, the Recommendation Statement fails to disclose whether the NDAs contain standstill provisions that are still in effect and/or “don’t-ask-don’t-waive” standstill provisions that are presently precluding these parties from making a topping bid for the Company. 28 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

91. In addition, the Recommendation Statement fails to disclose material information concerning the potential conflicts of interest faced by MRV management and the Board. 92. First, the Recommendation Statement fails to disclose any information concerning Raging Capital, defendant Traub’s connection to Raging Capital, and any communications between the Board, MRV and Raging Capital throughout, or in connection, with the sale process. 93. The Recommendation Statement further fails to disclose any information concerning the EMI Plan, including when the Board approved the sale of the Company as the strategic objective for the executives participating in the plan, as well as the timing and nature if any discussions regarding the EMI Plan throughout the sale process. 94. In addition, the Recommendation Statement sets forth: Although as of the date of this Schedule 14D-9 none of MRV’s current directors or executive officers have entered into any agreements or arrangements with Parent, MRV or their respective affiliates regarding continued service with Parent, MRV or their respective affiliates after the Effective Time, it is possible that Parent, MRV or their respective affiliates may enter into employment or other arrangements with MRV’s management in the future. Id. at 29. However, the Recommendation Statement fails to disclose the timing and nature of all communications regarding future employment and/or directorship of MRV’s officers and directors, including who participated in all such communications. The Recommendation Statement further fails to disclose whether any of ADVA’s prior proposals or letters of intent mentioned management retention or the potential for Board members to sit on the combined company’s board of directors. Notably, ADVA’s July 2, 2017 press release announcing the Proposed Transaction implies that certain members of MRV management will continue with the combined company. In the press release, 29 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

ADVA’s CEO Protiva is quoted as stating, “MRV Communications, Inc.’s technology and talent will strengthen our own product set and help us to deliver even more value to our customers. Our combined teams present the marketplace with an incredibly compelling skill set and technology base.” Emphasis added. 95. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. 96. Moreover, the Recommendation Statement provides: In November and December 2016, Cowen sent process letters to seven of the Identified Parties who attended management presentations, each of which had continued to express interest in acquiring MRV or a principal product line . . . . Ultimately during the process, five Identified Parties, including ADVA, submitted non-binding proposal letters outlining a potential transaction involving MRV or one of its product lines. . . . Two of the Identified Parties’ proposals were dismissed due to inadequate value and, in the case of one of the proposals, due to the Identified Party’s lack of cash and financing ability. Accordingly, MRV engaged in negotiations with three Identified Parties. . . . Id. at 18 (emphasis added). However, the Recommendation Statement fails to disclose any details regarding the two proposals that were dismissed due to alleged inadequate value. The Recommendation Statement also fails to disclose why the Board failed to pursue the two interested parties that submitted these proposals as well as the remaining two parties that had expressed interest in acquiring MRV and received process letters. 97. In addition, the Recommendation Statement fails to disclose whether any communications occurred between MRV and the Other Strategic Interested Party between 30 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

December 5, 2017 (MRV’s receipt of Other Strategic Interested Party’s letter of intent) and December 22, 2016 (the date Cowen sent a second process letter requesting Other Strategic Interested Party’s best and final offer) and the details thereof, as well as whether the Other Strategic Interested Party provided a best and final offer to the Company. 98. Similarly, the Recommendation Statement states that “[o]n April 11, 2017, Cowen held a conference call with Other Strategic Interested Party’s financial advisor, who indicated that the Other Strategic Interested Party . . . could potentially be interested in a roll-up acquisition of MRV following the closing of the other acquisition. . . .” (Recommendation Statement at 21). However, the Recommendation Statement fails to disclose whether MRV had any communications with the Other Strategic Interested Party following the April 11, 2017 conference call and the details thereof. Material Omissions Concerning Cowen’s Financial Analyses 99. The Recommendation Statement discloses certain information regarding Cowen’s financial analyses used to support its fairness opinion. These disclosures concerning Cowen’s financial analyses are materially incomplete and misleading in a number of respects. 100. With respect to Cowen’s Analysis of Selected Public Companies, the Recommendation Statement fails to disclose the individual pricing multiples Cowen calculated for each of the companies used as well as any financial metrics examined by Cowen and its basis for the multiples Cowen applied. Merely providing the range that a banker applied is insufficient, as stockholders are unable to assess whether the banker applied appropriate multiples, or, instead, applied unreasonably low multiples in order to drive down the implied valuation of the Company. This is especially material here as Cowen applied multiples below the lowest observed multiple for the peer companies with 31 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES respect to nearly every pricing multiple analyzed.11 Moreover, as Cowen excluded EV/CY2017E Adjusted EBITDA and P/CY2017E Non-GAAP EPS multiples for four of the six companies examined, a fair summary of such an analysis requires the disclosure of the individual multiples and metrics for each company examined. 101. With respect to Cowen’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the basis for assuming the high discount rate range of 16.0% to 20.0%, including quantification of the weighted average cost of capital assumptions used; (ii) the basis for utilizing Adjusted EBITDA terminal multiples ranging from 6.0x to 8.0x, well below the 8.4x to 15.0x EV/CY2017E Adjusted EBITDA multiple range Cowen observed in its Analysis of Selected Public Companies; and (iii) the implied perpetuity growth rates resulting from this analysis. Because discounted cash flow analyses are extremely sensitive to derivations in the inputs used (particularly those impacting projected cash flows), it is imperative that stockholders be provided with information underlying these key inputs. Without the aforementioned omitted information, MRV stockholders cannot understand and gauge the weight of the implied value per share ranges determined under this analysis and cannot evaluate for themselves whether the analysis was performed properly and, in turn, determine what weight, if any, they should place on the analysis (and MRV’s fairness opinion as a whole) when deciding whether to support the Proposed Transaction. 11 With respect to Implied Enterprise Value (“EV”)/last twelve months (“LTM”) Revenue, Cowen applied a multiple range of 0.4x-0.6x, at or below the lowest observed EV/LTM Revenue multiple of 0.6x and well below the median of 1.4x. Recommendation Statement at 33. With respect to EV/estimated calendar year 2017 (“CY2017E”) Adjusted EBITDA, Cowen applied a multiple range of 6.0x-8.0x, below the lowest observed EV/CY2017E Adjusted EBITDA multiple of 8.4x and well below the median of 11.7x. Id. With respect to Price per Share (“P”)/CY2017E Non-GAAP earnings per share (“EPS”), Cowen applied a multiple range of 9.0x-13.0x, below the lowest observed P/CY2017E Non-GAAP EPS multiple of 13.4x and well below the median of 18.3x. Id. 32 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

102. Finally, with respect to Cowen’s Analysis of Selected Transactions, the Recommendation Statement fails to disclose the individual pricing multiples Cowen calculated for each of the transactions used as well as the enterprise values and any financial metrics observed by Cowen. This information is critical as Cowen applied an EV/LTM Revenue multiple range of 0.4x-0.6x, below the mean observed EV/LTM Revenue multiple of 0.7x for the selected transactions, and an EV/NTM Revenue multiple range of 0.4x-0.6x, at or below the mean observed EV/NTM Revenue multiple of 0.6x for the selected transactions. A fair summary of such an analysis requires the disclosure of the individual multiples and metrics for each transaction utilized. 103. For the reasons detailed herein, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention. 104. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of MRV’s assets and business and will be prevented from obtaining the intrinsic value of their equity ownership of the Company. 105. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class. 106. Plaintiff and the other members of the Class are immediately threatened by the wrongs complained of herein, and lack an adequate remedy at law. 33 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

CLAIMS FOR RELIEF COUNT I Breach of Fiduciary Duties (Against All Individual Defendants) 107. Plaintiff repeats and realleges all previous allegations as if set forth in full herein. 108. As members of the Company’s Board, the Individual Defendants have fiduciary obligations to: (a) undertake an appropriate evaluation of MRV’s net worth as a merger/acquisition candidate; (b) take all appropriate steps to enhance MRV’s value and attractiveness as a merger/acquisition candidate; (c) act independently to protect the interests of the Company’s public stockholders; (d) adequately ensure that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligations, and, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of MRV’s public stockholders; (e) actively evaluate the Proposed Transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value on any sale of MRV; and (f) disclose all material information to the Company’s stockholders. 109. The Individual Defendants have breached their fiduciary duties to Plaintiff and the Class. 110. As alleged herein, the Individual Defendants initiated a process of sale that undervalues the Company. In addition, by agreeing to the Proposed Transaction, the Individual Defendants have capped the price of MRV stock from adequately reflecting the Company’s true value. The Individual Defendants also failed to sufficiently inform themselves of MRV’s value, or disregarded the true value of the Company. Furthermore, any third-party acquirer will now be discouraged from advancing a competing bid for the Company because of the onerous deal protection devices put in place and, significantly, 34 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES because the Board is committed and has expressed its commitment to favor the Proposed Transaction. 111. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class. 112. Plaintiff and the members of the Class have no adequate remedy at law. COUNT II Claim for Aiding and Abetting (Against ADVA SE, Parent and Merger Sub) 113. Plaintiff repeats and realleges all previous allegations as if set forth in full herein. 114. Defendants ADVA SE, Parent and Merger Sub are well aware that the Individual Defendants have not sought, and are not seeking, to obtain the best possible transaction for the Company’s public stockholders. 115. ADVA SE, Parent and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties by causing the Board members to accept inadequate consideration for the Company’s public stockholders and negotiating unreasonably preclusive deal protection terms. 116. As a result, Plaintiff and the Class members are being harmed. 117. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against Defendants, as follows: 35 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

(A) Ordering this action to be maintained as a proper class action and certifying Plaintiff as Class representative and Plaintiff’s counsel as Class counsel; (B) Preliminarily and permanently enjoining defendants and all those acting in concert with them from consummating the Proposed Transaction until such time, as any, that the Individual Defendants remove any deal protection devices that are harming MRV stockholders by precluding any interested bidders from making a topping bid and disclose and disseminate the material information identified above to MRV stockholders; (C) In the event that the Proposed Transaction is consummated, rescinding it or awarding damages to Plaintiff and the Class; (D) Awarding Plaintiff fees and expenses in connection with this litigation, including reasonable attorneys’ and experts’ fees and expenses; and (E) Granting such other and further relief as the Court deems just and proper. JURY DEMAND Plaintiff demands a trial by jury. DATED: July 21, 2017 WEISSLAW LLP Joel E. Elkins By: Joel E. Elkins 9107 Wilshire Blvd., Suite 450 Beverly Hills, CA 90210 Telephone: 310/208-2800 Facsimile: 310/209-2348 -and- Richard A. Acocelli 1500 Broadway, 16th Floor New York, NY 10036 Telephone: 212/682-3025 Facsimile: 212/682-3010 Attorneys for Plaintiff and the Proposed Class 36 COMPLAINT FOR BREACH OF FIDUCIARY DUTIES